Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-255547) and related Joint Proxy Statement/Prospectus of II-VI Incorporated dated May 6, 2021 and to the incorporation by reference of our reports dated August 26, 2020, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries, and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 26, 2022